Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38849, 333-61998, 333-106203, 333-143907, 333-148000, and 333-168041 on Form S-8 and 333-13065, 333-88034, 333-134479 and 333-142382 on Form S-3 of our reports dated March 14, 2012 relating to the financial statements and financial statement schedule of On Assignment, Inc. and the effectiveness of On Assignment, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of On Assignment, Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Los Angeles, California
March 14, 2012